MORGAN STANLEY



                          SECRETARY'S CERTIFICATE
                          -----------------------



          I, Charlene, R. Herzer, a duly elected and acting Assistant Secretary of Morgan Stanley Group Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certify that the following resolutions were duly and validly adopted by a Consent in Lieu of a Meeting of the Executive Committee of the Board of Directors of the Corporation dated as of March 28, 1994 and that such resolutions are in full force and effect on the date hereof.

          RESOLVED, that Peter R. Vogelsang is authorized and directed to sign on behalf of the Corporation any forms, reports, schedules or filings required to be filed by the Corporation with any government or regulatory agency in connection with the making, holding or disposing of any investments managed by the Merchant Banking Division of the Corporation, such authorization to cease automatically upon termination of his employment with Morgan Stanley & Co. Incorporated; and

          RESOLVED FURTHER, that any actions heretofore taken by Peter R. Vogelsang in connection with the responsibilities noted in the preceding resolution are confirmed, approved and ratified.

          RESOLVED, that any and all actions to be taken, caused to be taken or heretofore taken by any officer of the Corporation in executing any and all documents, agreements and instruments and in taking any and all steps (including the payment of all expenses) deemed by such officer as necessary or desirable to carry out the intents and purposes of the foregoing resolutions are authorized, ratified and confirmed.

          IN WITNESS WHEREOF, I have hereunto set my name and affixed the seal of the Corporation as of the 10th day of February, 1995.


                                             /s/ CHARLENE R. HERZER
                                             -------------------------
                                             Charlene R. Herzer
                                             Assistant Secretary
[SEAL]